EXHIBIT 2.1{c}

AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 2, dated July 13, 2015 (this "Amendment"), to that certain Agreement and Plan of Merger, dated as of November 5, 2014 (the "Agreement"), by and among SKBHC Holdings LLC ("Holdings"), Starbuck Bancshares, Inc. ("Silicon"), Banner Corporation ("BANR"), and Elements Merger Sub, LLC ("Merger Sub").

W I T N E S S E T H:

WHEREAS, each of the parties to the Agreement agrees that it is advisable to enter into this Amendment in accordance with Section 8.3 of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.Defined Terms. All capitalized terms used herein but not defined herein shall have the meanings set forth in the Agreement.
2.Amendment to Section 2.l(a). The parties hereby agree that Section 2.l(a) of the Agreement is hereby amended to add as the last sentence of such Section the following:

The parties intend that $122,448,736 of the Cash Consideration Amount will be received by Holdings in exchange for the first 16 shares of Silicon Common Stock, 13,227,880.4248 of the Boron Common Stock and Boron Non-Voting Common Stock included in the Merger Consideration will be received in exchange for the next 83 shares of Silicon Common Stock, and the final share of Silicon Common Stock will be exchanged for the remaining Merger Consideration, comprising both the remaining portion of the Cash Consideration and the remaining amount of Boron Common Stock and Boron Non-Voting Common Stock .

3.Entire Agreement. Except as set forth herein, all of the terms and conditions of the Agreement shall remain in effect without modification.

4.Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

5.Governing Law. This Amendment shall be governed and construed in accordance with the Laws of the State of Washington, without regard to any applicable conflicts of Law;
provided that this Amendment shall be governed by and construed in accordance with theLaws of the State of Minnesota, as applicable, solely to the extent required by the MBCA.

Remainder of Page Intentionally Left Blank

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

BANNER CORPORATION

By:	/s/ Lloyd W. Baker
Name: Lloyd W. Baker
Title: Executive Vice President

SKBHC HOLDINGS LLC

By:	/s/ Philip A. Donnelly
Name: Philip A. Donnelly
Title: EVP/GC

STARBUCK BANCSHARES, INC.

By:	/s/ Philip A. Donnelly
Name: Philip A. Donnelly
Title: EVP/GC

ELEMENTS MERGER SUB, LLC

By:	/s/ Lloyd W. Baker
Name: Lloyd W. Baker
Title: Executive Vice President

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